                                                                      Exhibit 99

[Logo Omitted]
James Monroe Bancorp, Inc.
3033 Wilson Blvd.
Arlington, VA   22201

                                                                  PRESS RELEASE
-------------------------------------------------------------------------------
                                                          FOR IMMEDIATE RELEASE

JAMES MONROE BANCORP REPORTS THIRD QUARTER RESULTS...

ARLINGTON, VA, (BUSINESS WIRE)--October 19, 2004.--James Monroe Bancorp, Inc. (Nasdaq Small Cap: JMBI - news) today announced record growth in assets and earnings for the first nine months of 2004. Total assets at September 30, 2004 were $416.4 million, an increase of $127.5 million or 44.1% over assets of $288.9 million at September 30, 2003 and a 36.6% increase over 2003 year-end assets of $305 million. Deposits at the end of September 2004 were $370.6 million, an increase of $112.1 million or 43.4% from a year ago. Loans as of September 30 were $230.1 million, an increase of $76.1 million or 49% from the $154 million in loans at September 30, 2003. Loan demand continues to strengthen, with loans increasing $61 million over the first nine months of 2004, and $25.5 million during the third quarter of 2004.

Third-quarter net income was $705,000 compared with $686,000 for the second quarter of 2004 and $735,000 for the third-quarter of 2003. For the nine-month period, net income for 2004 was $2,145,000 compared with $1,809,000 for the first nine-months of 2003, an increase of 18.5%. On a diluted basis, earnings per share for the third-quarter of 2004 were $.15 per share compared with $.19 per share for the third-quarter of 2003. The Company earned $.46 per share for the first nine months of 2004 compared with $.49 per share for the first nine months of last year. The comparative earnings per share are impacted by the 600,000 shares issued in late 2003, coupled with the 3-for-2 stock split this year, resulting in approximately 900,000 more shares outstanding in computing the 2004 earnings per share.

James Monroe Bancorp's President and Chief Executive Officer, John R. Maxwell, commented, "We are pleased with our growth in earnings and assets while we aggressively invested in our operating facilities and branch network. We opened two branches and moved into our new operations center during the third quarter, all as a result of expanding market opportunities. With these branches now open and generating excellent deposit growth, together with the strong loan growth we have been achieving, we look forward to improving our earnings, net interest margin, and efficiency ratio in the quarters ahead."


In the third-quarter the Company opened two new branches--one in Chantilly and one in Manassas. Both branches are performing better than expected. The Chantilly branch, opened in July, already has over $18 million in loans and $16 million in deposits. The Manassas branch, opened in late September, is also being extremely well received in the community.

David W. Pijor, James Monroe Bancorp's Chairman stated, "We are excited about the continued growth of our Bank. With our substantial recent investments in facilities and personnel already starting to yield results, we believe James Monroe Bank is well positioned to continue expanding in the Northern Virginia market."

James Monroe Bank, a full-service community bank and a wholly owned subsidiary of James Monroe Bancorp, opened for business on June 8, 1998, at 3033 Wilson Boulevard in Arlington, Virginia. The Bank now has branches in Arlington, Annandale, Leesburg, Fairfax City, Chantilly and Manassas. The Company's common stock is traded on the Nasdaq Small Cap Market under the symbol JMBI.

Forward Looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. These statements are based upon current and anticipated economic conditions, including the effect changes in economic conditions may have on overall loan quality, changes in net interest margin due to changes in interest rates, possible loss of key personnel, need for additional capital should James Monroe experience faster than anticipated growth, factors which could affect James Monroe's ability to implement its strategy, changes in regulations and governmental policies, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results of operations do not necessarily indicate future results.

NON-GAAP PRESENTATIONS
This press release refers to the efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis using a 34% rate and non-interest income. This is a financial measure is not recognized under generally accepted accounting principles, but which we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. The Company, in referring to its net income, is referring to income under generally accepted accounting principles, or "GAAP".




James Monroe Bancorp's news releases are available on our website at www.jamesmonroebank.com.

Contact: John R. Maxwell, President & CEO
         Richard I. Linhart, Executive Vice President & COO
Phone:   (703) 707-8855


SOURCE: James Monroe Bancorp, Inc.

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                                                     Financial Highlights
                                                  JAMES MONROE BANCORP, INC.

                                                         (Unaudited)                                 (Unaudited)
                                              THREE MONTHS ENDED SEPTEMBER 30,             NINE MONTHS ENDED SEPTEMBER 30,
                                           ----------------------------------------    ----------------------------------------
(DOLLARS IN THOUSANDS EXCEPT SHARE DATA)       2004            2003           %            2004           2003            %
                                                                           CHANGE                                       CHANGE
                                           ------------    -----------    ---------    -------------   ------------    --------
RESULTS OF OPERATIONS:
Total interest income                        $    4,426     $    3,371        31.3%     $   12,129      $    9,459        28.2%
Total interest expense                            1,237            876        41.2%          3,201           2,653        20.7%
Net interest income                               3,189          2,495        27.8%          8,928           6,806        31.2%
Provision for loan losses                           273            123       122.0%            766             472        62.3%
Gain on sale of securities                         --              101      -100.0%             54             157       -65.6%
Gain on sale of mortgages                            77            106       -27.4%            248             191        29.8%
Noninterest income - other                          154            151         2.0%            519             439        18.2%
Noninterest expense                               2,075          1,608        29.0%          5,713           4,396        30.0%
Income before taxes                               1,072          1,122        -4.5%          3,270           2,725        20.0%
Net income                                          705            735        -4.1%          2,145           1,809        18.5%

PER SHARE DATA:
Earnings per share, basic                    $     0.16     $     0.21       -23.1%     $     0.48      $     0.52        -7.0%
Earnings per share, diluted                  $     0.15     $     0.19       -22.1%     $     0.46      $     0.49        -5.7%
Weighted average shares
  outstanding - basic                         4,437,527      3,499,775        26.8%      4,434,214       3,467,888        27.9%
              -diluted                        4,678,247      3,738,317        25.1%      4,672,501       3,710,541        25.9%
Book value (at period-end)                   $     8.15     $     5.91        37.9%     $     8.15      $     5.91        37.9%
Shares outstanding (at period-end)            4,437,869      3,500,463        26.8%      4,437,869       3,500,463        26.8%

PERFORMANCE RATIOS (ANNUALIZED):
Return on average assets                          0.76%          1.01%                       0.85%           0.94%
Return on average equity                          7.89%         14.50%                       8.14%          12.15%
Net interest margin                               3.67%          3.65%                       3.78%           3.76%
Efficiency Ratio                                 62.07%         60.77%                      60.47%          60.68%

OTHER RATIOS:
Allowance for loan losses to total loans          1.12%          1.15%                       1.12%           1.15%
Equity to assets                                  8.69%          7.16%                       8.69%           7.16%
Non-performing loans:
  Amount                                     $      400     $      407                  $      400      $      407
  Percent of total loans                          0.17%          0.27%                       0.17%           0.27%
Charged-off loans:
  Net amount                                 $     --       $       27                  $      143      $       97
  Percent of average loans                        0.00%          0.02%                       0.07%           0.07%
Risk-adjusted capital ratios
  Tier I                                          17.4%          14.7%                       17.4%           14.7%
  Total                                           18.3%          16.9%                       18.3%           16.9%
  Leverage ratio                                  12.3%           9.4%                       12.3%            9.4%

AVERAGE BALANCES:

Assets                                       $  366,990     $  288,594        27.2%     $  335,206      $  256,962        30.4%
Earning assets                                  346,130        271,360        27.6%        315,455         242,032        30.3%
Loans                                           216,656        150,034        44.4%        197,572         139,758        41.4%
Deposits                                        321,435        260,030        23.6%        286,223         230,344        24.3%
Stockholders' equity                             35,552         20,117        76.7%         35,178          19,914        76.7%

                               Condensed Balance Sheet
                             JAMES MONROE BANCORP, INC.

                                                 (Unaudited)           (Unaudited)
                                                SEPTEMBER 30,         SEPTEMBER 30,
(DOLLARS IN THOUSANDS)                               2004                 2003               % Chg.
                                               -----------------    ------------------   ---------------
ASSETS
Cash and due from banks                              $   14,831           $    14,282              3.8%
Interest-bearing deposits in banks                        1,668                   266            527.1%
Federal funds sold and cash equivalents                  48,275                12,581            283.7%
Investment securities available for sale                118,053               105,292             12.1%
Mortgages held for sale                                     549                   808            -32.1%
Loans                                                   230,104               154,012             49.4%
Less: Allowance for loan losses                         (2,577)               (1,765)             46.0%
Other assets                                              5,531                 3,438             60.9%
                                               -----------------    ------------------
TOTAL ASSETS                                         $  416,434           $   288,914             44.1%
                                               =================    ==================

LIABILITIES AND STOCKHOLDERS' EQUITY
Non-interest bearing deposits                        $  102,054           $    80,982             26.0%
Interest-bearing deposits                               268,565               177,545             51.3%
                                               -----------------    ------------------
          Total deposits                                370,619               258,527             43.4%
Trust preferred capital notes                             9,000                 9,000              0.0%
Other liabilities                                           643                   692             -7.1%
                                               -----------------    ------------------
          Total liabilities                             380,262               268,219             41.8%
Stockholders' equity                                     36,172                20,695             74.8%
                                               -----------------    ------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $  416,434           $   288,914             44.1%
                                               =================    ==================